[Clarus Capital Group Letterhead]

Via Facsimile

September 11, 2007

Fortified Holdings Corp.
75200 Shady Grove Road, Suite 202
Rockville, Maryland 20850
Attention: Dennis Mee

Re: $2,700,000 Standby Financing Commitment

Dear Mr. Mee:

Clarus Capital Corp., a Hong Kong company and James P. King, (collectively, “we”, or “our”), understand that Fortified Holdings Corp., a Nevada corporation (the “Company”), through its wholly owned subsidiary, Fortified Data Communications, Inc., a Delaware corporation, intends to acquire all of the issued and outstanding membership interests of Z5 Technologies LLC, a Connecticut limited liability company, from Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TK Ventures”), pursuant to the terms of a certain agreement and plan of merger, dated May 31, 2007, as amended (together, the “Merger Agreement”). All capitalized terms not otherwise defined herein shall have the definition ascribed to them in the Merger Agreement.

You have advised us that as a condition to the closing of the transaction contemplated by the Merger Agreement (the “Merger”), the Company must first consummate or enter into an agreement to consummate, subject only to the Closing of the Merger, a financing transaction in an aggregate principal amount of no less than Two Million Seven Hundred Thousand Dollars ($2,700,000) funded on or after August 31, 2007.

In connection with the forgoing, we, intending to be legally bound, hereby jointly and severally irrevocably commit to provide the Company with up to an aggregate principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000) (the “Commitment Funds”) upon the terms and subject to the conditions as set forth in this commitment letter (this “Commitment Letter”). Our commitment with respect to those amounts set forth in the schedule of availability annexed hereto as Exhibit A (the “Availability Schedule”) that are to be made available on or after the Closing Date is based upon and subject to the Closing of the Merger on or before September 12, 2007, after which date we may terminate this Commitment Letter in accordance with the immediately following paragraph, subject to the limitations set forth therein. If (i) the Closing has not occurred on or before September 12, 2007 but occurs subsequent to that date and (ii) we have not terminated this Commitment Letter prior to the Closing in accordance with the immediately following paragraph, we will, upon the Company’s request, make all interim payments provided for in the Availability Schedule and not made through such Closing Date on or within two Business Days of the Closing Date, subject to any offset as provided for in Section 3 hereof.

If the Closing has not occurred on or before September 12, 2007, then at any time on or after September 13, 2007 and before the time that the Closing does in fact occur, we may terminate this Commitment Letter by written notice to the Company; provided that we may not so terminate this Commitment Letter if all conditions to the Closing of the Merger were met on or before September 12, 2007 excepting those conditions that have not been met as a result of the continued pendancy of that certain litigation against the Company (and others) by Aegis Industries, Inc., a Delaware corporation and others and currently pending in the State of Nevada, County of Washoe, in which case the Commitment Letter shall terminate only in the event that the Merger Agreement is terminated by the parties to such agreement.

          1     . Availability of Funds. The Commitment Funds may be drawn upon by the Company, in its sole discretion, in one or more tranches in accordance with the Availability Schedule. Upon requests given from time to time by the Company in writing (including electronic communications) requesting funds in amounts and as of dates no greater than the amounts and no earlier than the dates set forth in Availability Schedule, we will advance such funds to the Company by wire transfer of immediately available funds, in each case on or before the later of (a) the applicable Date of Availability as set forth in the Availability Schedule, or (b) the second Business Day following the applicable funding request. Except as provided in Section 2 hereof, any Commitment Funds drawn upon by the Company shall be evidenced by an unsecured convertible promissory note (a “Note”) substantially in the form annexed hereto as Exhibit B.

          2.      Subsequent Financings. At such time as the Company consummates one or more subsequent private financing transactions (a “Subsequent Financing”) wherein it raises a minimum aggregate amount of Five Hundred Thousand Dollars ($500,000) through the sale and issuance of its equity or equity-linked securities, any and all additional Commitment Funds drawn upon by the Company pursuant to the terms of this Commitment Letter shall be invested in the Company on terms substantially identical to the terms of such Subsequent Financing in lieu of the Company’s issuance of a Note.

          3.      Offset of Funds. The aggregate principal amount of the Commitment Funds available to the Company pursuant to the terms of this Commitment Letter shall be offset by the gross amount funded to the Company through any Subsequent Financing on a dollar-for-dollar basis, with such Subsequent Financing proceeds being applied against the next scheduled Commitment Funds available to be drawn in accordance with the terms of the Availability Schedule. By way of example, if as of September 22, 2007 the Company has raised $900,000 in a Subsequent Financing and we have funded $850,000 to the Company pursuant to the terms of this Commitment Letter, then we would not be obligated to provide any additional Commitment Funds to the Company until October 26, 2007; provided, further, that the Company has not raised any additional funds through a Subsequent Financing.

          4.      Enforcement by TK Ventures. The parties agree that TK Ventures is an intended third party beneficiary of this Commitment Letter, and if the Company shall fail, within a reasonable time, to enforce its rights under this Commitment Letter following any failure by us to perform our obligations hereunder, then TK Ventures shall be entitled to enforce this Commitment Letter in the name of and on behalf of the Company.

          5.      Miscellaneous. This Commitment Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. This Commitment Letter may be amended, and our obligations hereunder may be waived, only by the written agreement of us and the Company and with the written consent of TK Ventures. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Nevada.

* * *

Please indicate your acknowledgement and agreement to the foregoing by countersigning this Commitment Letter in the space provided below.

Very truly yours,

CLARUS CAPITAL CORP.

            /s/ S. Chow
By:      S. Chow
Title:   Authorized Signatory

            /s/ James P. King
James P. King, Individually

Acknowledged and Agreed
this 12th day of September, 2007.

FORTIFIED HOLDING CORP.

              /s/ Dennis Mee
     Dennis Mee
     Interim President,
     Chief Financial Officer & Secretary

cc.:

Richardson & Patel, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
Attention: Jody R. Samuels
Facsimile: (212) 907-6687

Exhibit A

Schedule of Availability of Commitment Funds

Principal Amount of
Date of Availability	Committed Funds Available
August 31, 2007	$ 250,000
Closing Date of the Merger	$ 250,000 (paid)
September 21, 2007	$ 100,000
September 28, 2007	$ 200,000
October 5, 2007	$ 200,000
October 12, 2007	$ 200,000
October 19, 2007	$ 300,000
October 26, 2007	$ 300,000
November 2, 2007	$ 300,000
November 9, 2007	$ 300,000
November 16, 2007	$ 350,000
Total	$ 2,700,000

Exhibit B

Form of Unsecured Convertible Promissory Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS. CERTIFICATES REPRESENTING SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE SHALL INCLUDE A LEGEND SIMILAR IN EFFECT TO THE FOREGOING.

FORTIFIED HOLDINGS CORP.

UNSECURED CONVERTIBLE PROMISSORY NOTE

USD$[•]	As of [•] [•], 2007
New York, New York

          FOR VALUE RECEIVED, the undersigned, Fortified Holdings Corp., a Nevada corporation, (the “Company”), having its principal executive offices at 75200 Shady Grove Road, Suite 202, Rockville, Maryland 20850, hereby promises to pay to the order of Clarus Capital Corp., a [•], having its principal executive offices at [•], or its registered assigns (the “Holder”), on or before the date one year from the issuance date hereof (the “Maturity Date”), the principal sum of [•] Dollars ($[•]), together with all interest accrued thereon from, and including, the date of this unsecured convertible promissory note (this “Note”).

          1.      Interest Rate. The outstanding principal balance of this Note shall bear interest at a rate of twelve percent (12%) per annum, with any amounts accrued and not paid when and as they become due bearing interest at a default rate of eighteen percent (18%) per annum. All computations of interest shall be made on the basis of a 365-day year for actual days elapsed. All interest accrued and payable hereunder shall be due on the Maturity Date.

          2.      Conversion. Subject to the terms and conditions hereof, the outstanding principal balance of this Note, together with all accrued and as yet unpaid interest thereon, shall become convertible, mandatorily and automatically upon consummation, before the Maturity Date, of any one or more subsequent financing transactions (a “Subsequent Financing”) in which the Company raises a minimum of Five Hundred Thousand Dollars ($500,000) through the sale and issuance of its equity or equity-linked securities, and wherein the Holder shall have the right to convert this Note into such Subsequent Financing and participate on substantially the same terms as any other investor therein.

          3.      Default. Upon the occurrence, and continuation for a period of five (5) business days, of an Event of Default, as hereinafter defined, the outstanding principal balance of this Note, together with all accrued and as yet unpaid interest thereon, shall be accelerated and automatically become immediately due and payable, without presentment, demand, protest or notice of any kind whatsoever, all of which are expressly waived by the Company, notwithstanding anything herein to the contrary.

          4.      Events of Default. An “Event of Default” shall occur if:

                         (a)      the Company shall default in the payment of the principal of or interest payable on this Note, when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise and such default shall continue unremedied for five (5) business days;

                         (b)      the Company shall fail to observe or perform any covenant or agreement contained in this Note or that certain commitment letter, dated [•] [•], 2007 (the “Commitment Letter”), pursuant to the terms of which this Note is made, and such failure shall continue for five (5) business days after the Company receives notice thereof;

                         (c)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (i) relief in respect of the Company or of a substantial part of the Company’s respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law (any such law, a “Bankruptcy Law”); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Company; or (iii) the dissolution of the Company; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered;

                         (d)      the Company shall: (i) voluntarily commence any proceeding or file any petition seeking relief under a Bankruptcy Law, (ii) consent to the institution of or the entry of an order for relief against it, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 2(c) of this Note, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

                         (e)      one or more final judgments or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Company and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of thirty (30) days;

                         (f)      the Company shall default in the payment of any principal, interest or premium, or any observance or performance of any covenants or agreements, with respect to indebtedness (excluding trade payables and other indebtedness entered into in the ordinary course of business) in excess of $50,000 in the aggregate for borrowed money or any obligation which is the substantive equivalent thereof and such default shall continue, without waiver, forebearance or extension by the obligee, for more than the period of grace, if any, or if any such indebtedness or obligation shall be declared due and payable prior to the stated maturity thereof;

                         (g)      any material provisions of this Note shall terminate or become void or unenforceable or the Company shall so assert in writing.

          5.      No Waiver. No course of dealing of the Holder nor any failure or delay by the Holder to exercise any right, power or privilege under this Note shall operate as a waiver hereunder and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder.

          6.      No Unlawful Interest. Notwithstanding anything herein to the contrary, payment of any interest or other amount hereunder shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not exceed the maximum rate permissible by law.

          7.      Miscellaneous. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Company and the Holder. This Note may not be assigned by the Holder without the prior written consent of the Company. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without reference to conflicts of law provisions of such state.

          IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by a duly authorized officer of the Company as of the date first written above.

FORTIFIED HOLDINGS CORP.

________________________________
   Dennis Mee
   Interim President,
   Chief Financial Officer & Secretary